November 28, 1995

The Governor and Company of the Bank of Ireland

Lower Baggot Street,

Dublin 2,

Ireland

Re:

Deposit Agreement (the “Deposit Agreement”) dated as of November 28, 1995, among The Governor and Company of the Bank of Ireland (the “Bank”), The Bank of New York, as Depositary and the Holders of American Depositary Receipts issued thereunder

Dear Sirs:

We refer to the Deposit Agreement.  Capitalized terms defined in the Deposit Agreement and not otherwise defined herein are used herein as defined in the Deposit Agreement.

We hereby agree that we shall not deliver Shares prior to the receipt and cancellation by us of ADRs.

We hereby agree that, without the prior consent of the Bank, (i) we will not (a) Pre-release ADRs or (b) permit any Pre-release to remain outstanding at any time except pursuant to agreements, covenants, representations or warranties substantively to the effect of Sections 3(a), 3(e), 4, 7(a) and 14 of the ADR Pre-release Agreement attached hereto (or in lieu of Section 14, we will indemnify the Bank to the same extent that a counterparty to a Pre-Release would be required by said Section 14 to indemnify the Bank) and (ii) we will undertake a Pre-release only pursuant to written agreements that meet the requirements of Section 1058(b) of the United States Internal Revenue Code of 1986, as amended.

We confirm that we currently do not, and do not intend to, make any Pre-release to any person until such person has undergone the Depositary standard credit review process.

If, after the date hereof, the Depositary’s ADR department is advised by counsel that there has occurred a material change in the U.S. federal income tax law (including judicial and administrative interpretations thereof) regarding the treatment of Pre-release, we agree to notify the Bank promptly of such change and to advise the Bank as to the changes, if any, that we intend to make, or have made, to the Pre-release procedures then being followed by us as a result of such change in the tax law.  We will in good faith consult with the Bank and consider all suggestions, without any obligation on our part to change our Pre-release procedures.

We will indemnify and hold harmless the Bank, its directors, employees, agents and affiliates, and each Holder (each, an “Indemnified Party”) from time to time of an ADR against all losses, claims, damages, liabilities and expense (including reasonable attorneys’ fees) based upon a breach by the Depositary of any agreement of the Depositary set forth in this letter.

If any action or claim shall be brought against an Indemnified Party in respect of which indemnity may be sought pursuant to the preceding paragraph of this letter, the Indemnified Party shall notify the Depositary in writing of such action or claim giving reasonable details thereof.  The Depositary shall have the option of assuming the defense thereof, with counsel satisfactory to the Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the Depositary in connection with such action or claim), and, after notice from the Depositary to the Indemnified Party of its election so to assume the defense thereof, the Depositary shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.  No compromise or settlement of such action or proceeding may be effected by either party without the other party’s consent (which shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of law and no effect on any other claims that may be made against such other party and (ii) the sole relief provided is monetary damages that are paid in full by the party seeking such compromise or settlement.

- # -

This letter agreement shall be interpreted in accordance with, and the provisions hereof shall be governed by, the laws of the State of New York.

Very truly yours,

THE BANK OF NEW YORK,
as Depositary

By:

- # -